AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

EUROBANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

San Juan, Puerto Rico, February 27, 2009 – EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today reported its results for the fourth quarter and year ended December 31, 2008.

Net Income

EuroBancshares reported a net loss of $11.3 million, or $(0.62) per diluted share, for the year ended December 31, 2008, compared with a net income of $3.2 million, or $0.13 per diluted share, for the year ended December 31, 2007.  Net loss for the quarter ended December 31, 2008 was $7.7 million, or $(0.41) per diluted share, compared with a net loss of $788,000, or $(0.05) per diluted share, and a net income of $502,000, or $0.02 per diluted share, for the quarters ended September 30, 2008 and December 31, 2007, respectively.

For the year ended December 31, 2008, Return on Average Assets (ROAA) and Return on Average Common Equity (ROAE) were (0.40)% and (7.16)%, respectively, compared to 0.13% and 1.96% for fiscal year 2007.

ROAA for the fourth quarter of 2008 was (1.11)%, compared to (0.11)% and 0.08% for the quarters ended September 30, 2008 and December 31, 2007, respectively.  ROAE for the fourth quarter of 2008 was (21.79)%, compared to (2.09)% and 1.20% for the quarters ended September 30, 2008 and December 31, 2007, respectively.

Financial results for the quarter and year ended December 31, 2008 when compared to the quarter and year ended December 31, 2007 were predominantly impacted by an increase of $9.6 million and $17.0 million in the provision for loan and lease losses, respectively.  These increases were primarily related to our commercial and construction loan portfolios, which reported further deterioration due to current economic conditions requiring some of them to be classified as impaired loans under SFAS No. 114 or an increase in their specific allowances.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said, “Our results for the fourth quarter and year ended December 31, 2008 continue to be disappointing and are a reflection of the deterioration of the Puerto Rico and US economies.  Because the economic climate continues to have an adverse effect on our customer base, delinquencies and non-performing loans have increased resulting in a corresponding increase in our provision for loan losses.  Despite these challenges, the delinquency in our leasing department continues to stabilize and repossessed units in inventory continue to decline.”

“We continue to be aggressive in our response to this increasingly difficult economic environment and we are actively implementing new strategies in preparation of the challenges that lie ahead.  In particular, we have taken specific steps to reduce and control our operating expenses through decreases in annual bonuses to employees, reductions in work force, and our review of professional and other service contracts.  We have also taken measures to improve our loan pricing and spreads through the establishment of floors, increased pricing on renewals, deposit requirements and compensating balances.  Our collections department has been restructured and additional experienced personnel have been hired to enhance our ability to successfully resolve problem credits.  We expect that these proactive initiatives will position our organization to endure the current recession and emerge in a position to take advantage of opportunities in future economic recovery.”

Net Interest Income

Total interest income for the fourth quarter of 2008 was $35.8 million, compared to $40.2 million for the previous quarter and $44.3 million for the quarter ended December 31, 2007.  For the year ended December 31, 2008, total interest income amounted to $159.0 million, compared to total interest income of $173.3 million for fiscal year 2007.  The decrease during the quarter ended December 31, 2008 when compared to the previous quarter was mainly driven by the combined effect of decreased loan yields resulting from an interest rate cut of 100 basis points in October 2008 followed by another reduction of 75 basis points in December 2008 accompanied by a $32.5 million decrease in average net loans and the effect caused by a $49.0 million increase in nonaccrual loans.  During the quarter and year ended December 31, 2008, the average interest yield on a fully taxable equivalent basis earned on net loans decreased to 5.60% and 6.45%, respectively, compared to 6.51% for the previous quarter, and 7.91% and 8.13% for the quarter and year ended December 31, 2007, respectively.  Average net loans amounted to $1.762 billion and $1.803 billion for the quarter and year ended December 31, 2008, respectively, compared to $1.795 billion for the previous quarter, and $1.823 billion and $1.781 billion for the quarter and year ended December 31, 2007, respectively.  The amount of interest income we ceased to accrue on nonaccrual loans amounted to $3.1 million and $8.1 million during the quarter and year ended December 31, 2008, respectively, compared to $1.6 million during previous quarter and the quarter ended December 31, 2007, and $5.5 million for year 2007.

Total interest expense for the quarter ended December 31, 2008 was $24.2 million, compared to $24.5 million and $28.1 million for the previous quarter and the quarter ended December 31, 2007, respectively.  For the year ended December 31, 2008, total interest expense was $101.7 million, compared to total interest expense of $105.5 million for prior fiscal year.  The decrease during the quarter ended December 31, 2008 when compared to the previous quarter resulted from the combined effect of a net decrease in the cost of funds and a decrease in average interest-bearing liabilities. During the quarter and year ended December 31, 2008, the average interest rate on a fully taxable equivalent basis paid for interest-bearing liabilities decreased to 4.37% and 4.62%, respectively, from 4.43% for the previous quarter, and 5.47% and 5.44% for the quarter and year ended December 31, 2007, respectively.  Average interest-bearing liabilities amounted to $2.488 billion and $2.476 billion for the quarter and year ended December 31, 2008, respectively, compared to $2.494 billion for the previous quarter, and $2.302 billion and $2.172 billion for the quarter and year ended December 31, 2007, respectively.  We did not call back any brokered deposits during the fourth quarter of 2008.

For the quarter and year ended December 31, 2008, net interest margin on a fully taxable equivalent basis was 2.00% and 2.33%, respectively, compared to 2.57% for the previous quarter, and 2.58% and 2.80% for the quarter and year ended December 31, 2007, respectively.  Net interest spread on a fully taxable equivalent basis for the fourth quarter and year ended December 31, 2008 was 1.71% and 1.99%, respectively, compared to 2.26% for the previous quarter, and 2.10% and 2.29% for the quarter and year ended December 31, 2007, respectively.

The decreases in net interest margin and net interest spread during the quarter ended December 31, 2008 when compared to the previous quarter were mainly caused by decreased yields from interest rate cuts accompanied by decreased average balance on net loans and an increase in nonaccrual loans, as previously mentioned, which outpaced the reduction in interest rate paid and average balance of interest-bearing liabilities.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter and year ended December 31, 2008 was $16.5 million and $42.3 million, respectively, or 193.87% and 146.86% of net charge-offs, compared to $6.9 million and $25.3 million, or 141.18% and 156.97% of net charge-offs, for the quarter and year ended December 31, 2007, and $8.0 million, or 177.61% of net charge-offs, for the quarter ended September 30, 2008.  These increases in the provision for loan and lease losses were primarily related to our commercial and construction loan portfolios, which reported further deterioration due to current economic conditions resulting in higher credit losses and increased specific allowances on impaired loans, as previously mentioned.  As of December 31, 2008, there were $264.2 million in impaired loans with a related specific allowance of $22.4 million, compared to $84.4 million in impaired loans as of December 31, 2007, which had specific allowances amounting to $9.5 million.

The provision for loan and lease losses is part of the continuous evaluation of the allowance for loans and lease losses.  The periodic evaluation of the allowance for loan and lease losses considers the level of net charge-offs, nonperforming loans, delinquencies, related loss experience and overall economic conditions.  More details are discussed further in the Loans and Asset Quality and Delinquency sections of this document.

Non-Interest Income

Non-interest income for the fourth quarter and year ended December 31, 2008 was $2.2 million and $11.5 million, respectively, compared to $2.4 million and $8.7 million for the quarter and year ended December 31, 2007.  These changes were mainly due to the net effect of:

(i)	a $1.1 million increase in gain on sale of loans for the year ended December 31, 2008, resulting from a $1.2 million gain on sale of $37.7 million of lease financing contracts in March 2008;

(ii)
a $811,000 increase in service charges for the year ended December 31, 2008, mainly due to the recording in June 2008 of $596,000 in income related to the partial redemption of Visa, Inc. shares of stock as part of a series of transactions arising out of the restructuring of Visa, Inc. to become a public company; and also, to a year-to-date increase of $186,000 in service charges on deposits accounts, mainly from increases in ATM and POS fees from a change in the fee structure during the first quarter of 2008;

(iii)
a $197,000 and $596,000 net loss on sale of repossessed assets for the quarter and year ended December 31, 2008, respectively, compared to a net loss of $132,000 and $1.3 million for the quarter and year ended December 31, 2007.  More details on repossessed assets are discussed in the Loan and Asset Quality section below; and

(iv)	a year-to-date $191,000 gain on sale of securities resulting from the sale of $18.9 million in investment securities sold during third quarter of 2008 in an effort to improve our net interest margin.

During the fourth quarter of 2008, non-interest income decreased to $2.2 million at December 31, 2008, from $2.4 million in the previous quarter.  This decrease was mainly due to the net effect of:

(i)
a $179,000 decrease in service charges during the fourth quarter of 2008 mainly related to a $68,000 decrease in non-sufficient funds charges, primarily because of a decrease in the overdrafts’ average balance, and a $29,000 decrease in credit card renewal fees, which were recorded during the previous quarter;

(ii)
a $197,000 net loss on sale of repossessed assets for the quarter ended December 31, 2008, compared to a net loss of $280,000 for the previous quarter.  More details on repossessed assets are discussed in the Loan and Asset Quality section below; and

(iii)	a $191,000 gain on the sale of $18.9 million in investment securities sold during third quarter of 2008, as previously mentioned.

Non-Interest Expense

Non-interest expense for the quarter and year ended December 31, 2008 was $11.6 million and $50.9 million, respectively, compared to $11.5 million and $48.2 million for the quarter and year ended December 31, 2007.  On a linked-quarter basis, non-interest expense remained relatively stable, while year-to-date increase was mainly due to the net effect of:

(i)
a $197,000 increase in salaries for the year ended December 31, 2008 when compared to the fiscal year 2007, mainly from a decrease in deferred loan origination costs because of a reduction in loan originations during the year;

(ii)
an increase of $515,000 in occupancy and equipment expenses for the year ended December 31, 2008 when compared to the year 2007, mainly related to a $124,000 increase in equipment maintenance, a $96,000 increase in utilities, and a $265,000 increase in security services, primarily attributable to the expansion of our branch network;

(iii)
a $958,000 increase in professional services for the year ended December 31, 2008 when compared to the year 2007, which was mainly due to the net effect of: an increase of $563,000 related to the information technology outsourcing agreement entered with Telefónica Empresas (“TE”) in August 2007; a $214,000 increase in professional fees mainly related to internal audit outsourcing fees and other management consulting services; a decrease of $120,000 in legal fees; and a $188,000 increase in regulatory examination fees as a consequence of our asset growth.  In connection with the TE outsourcing agreement, during the year ended December 31, 2008, the Bank experienced a reduction of $589,000 in related salaries and employee benefits and achieved estimated savings of $416,000 in other operational costs, all transferred to TE.

(iv)
a $1.2 million increase in insurance expense for the year ended December 31, 2008, mainly related to the FDIC’s new insurance premium assessment, which, during fiscal year 2007, was net of a one time assessment credit of $669,000;

(v)	a decrease of $611,000 in promotional expenses for the year ended December 31, 2008, mainly because of a cost reduction strategy; and

(vi)
a $385,000 increase in other expenses for the year ended December 31, 2008, mainly due to the net effect of: a $543,000 increase in merchant commissions and ATM services fees, primarily from a change in the fee structure, as previously mentioned; a $238,000 decrease in other miscellaneous expenses mainly resulting from a boat’s insurance claim recovery; a $193,000 increase in municipal taxes because of an increase in the gross income of our banking subsidiary; and a $92,000 decrease in office supplies as part of a cost reduction strategy.

During the fourth quarter of 2008, the Company’s non-interest expense decreased to $11.6 million, from $13.5 million for the previous quarter.  Such decrease was mainly due to the net effect of:

(i)	a $1.0 million decrease in salaries resulting mainly from a decrease in the bonus expense;

(ii)	a decrease of $159,000 in occupancy and equipment expenses mainly related to a $100,000 decrease in utilities and a $24,000 decrease in security services;

(iii)	a $152,000 increase in professional services mainly related to a $87,000 increase in legal fees and a $46,000 increase in other professional fees;

(iv)	a decrease of $113,000 in insurance expense mainly attributable to an adjustment in the FDIC’s insurance premium assessment recorded during the previous quarter; and

(v)
a $757,000 decrease in other expenses mainly due to the combined effect of: a $500,000 recovery on a boat’s insurance claim, as previously mentioned, and a $130,000 decrease in the valuation allowance on repossessed boats, mainly because of the extraordinary market reevaluation of a single slow-moving boat recorded during the previous quarter.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries.  Our revenues are generally not subject to U.S. federal income tax.

For the quarter and year ended December 31, 2008, we recorded an income tax benefit of $6.6 million and $13.2 million, respectively, compared to an income tax benefit of $218,000 and $249,000 for the same periods in 2007.  Our income tax benefit for the quarter and year ended December 31, 2008 resulted mainly from a deferred tax benefit of $6.6 million and $12.9 million, respectively, as explained further below.

Our current income tax expense for the quarter and year ended December 31, 2008 decreased to $40,000 and $52,000, respectively, from $602,000 and $4.4 million for the same periods in 2007.  Decreases in our current income tax expense during the year ended December 31, 2008 were mainly due to a taxable loss primarily related to: (i) a loss before income taxes of $14.3 million and $24.5 million for the quarter and year ended December 31, 2008, respectively, compared to an income before taxes of $284,000 and $3.0 million for the same periods in 2007; and (ii) an increase in the exempt income as a percentage of total income during 2008.

Our deferred tax benefit for the quarter and year ended December 31, 2008 increased to $6.6 million and 12.9 million, respectively, from $820,000 and $4.6 million for the same periods in 2007.  Increases during the year ended December 31, 2008 were mainly due to the combined effect of: (i) an increase of $7.1 million in the deferred tax asset related to the net operating loss (“NOL”) carryforward from the taxable loss in our banking subsidiary; and (ii) a year-to-date increase of $5.8 million in the other net deferred tax assets primarily from an increase in our allowance for loan and lease losses.

In addition, the income tax benefit for the quarter and year ended December 31, 2008, included an income tax benefit of $14,000 and $334,000, respectively, related to tax credits received from Puerto Rico’s Treasury Department in excess of the amount paid on transactions under the law No. 197.  This law, signed on December 14, 2007, offers tax credits to the financial institutions on the financing of qualified residential mortgages.

As of December 31, 2008, we had net deferred tax assets of $23.8 million, compared to $10.9 million as of December 31, 2007.  This increase in our net deferred tax assets was mainly attributable to the NOL carryforward in our banking subsidiary and the increase in our allowance for loan and lease losses, as previously mentioned.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax assets; projected future taxable income; our compliance with the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes; and tax planning strategies in making this assessment.  We believe it is more likely than not that the benefits of these deductible differences as of December 31, 2008 will be realized.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets increased to $2.860 billion as of December 31, 2008, from $2.751 billion as of December 31, 2007.  This increase was mainly due to the net effect of:

(i)	an increase of $27.4 million in cash and due from banks;

(ii)	a $31.9 million decrease in interest bearing deposits;

(iii)	an increase of $44.5 million in FED funds sold;

(iv)	a $147.4 million increase in the investment securities portfolio; and

(v)	a decrease of $88.0 million in net loans, including the $37.7 million sale of lease financing contracts in March 2008, as previously mentioned.

Details on investment securities and loan portfolio variances are discussed further below.

Investments

During 2008, our investment portfolio increased by approximately $147.4 million to $898.7 million, from $751.3 million as of December 31, 2007.  This increase was primarily due to the net effect of:

(i)	the purchase of $464.8 million in mortgage-backed securities, FHLB obligations, Puerto Rico government agencies obligations, and a corporate note;

(ii)	prepayments of approximately $137.8 million on mortgage-backed securities and FHLB obligations;

(iii)	$144.8 million in US government agencies, PR bonds, and private label collateral mortgage obligations that matured or were called-back during the year;

(iv)	the sale of $10.0 million in a US agencies note, and $8.9 million in a US agencies mortgage-backed security, both sold in an effort to improve our net interest margin, as previously mentioned; and

(v)	a decrease of $13.5 million in the market valuation on securities available for sale.

During 2008, we have been analyzing different market opportunities to reposition our investment portfolio in an attempt to improve its average yield and to maintain an adequate average life.   During 2008, we were able to purchase approximately $464.8 million in mortgage-backed securities, FHLB obligations, Puerto Rico government agencies obligations, and a corporate note, all with an estimated average life of approximately 5.0 years and an estimated average yield of 5.4%.  Purchased mortgage-backed securities totaled $408.1 million and included approximately $167.5 million in mortgage back securities issued by US government agencies and by US government sponsored enterprises, $127.0 million in collateralized mortgage obligations guaranteed by US government agencies and by US government sponsored enterprises, and $113.6 million in private label collateral mortgage obligations with FICO scores and loan-to-values similar to FNMA and FHLMC underwriting standards and characteristics.

For the year ended December 31, 2008, after the above-mentioned transactions, the estimated average maturity of the investment portfolio was approximately 5.7 years and the average yield was approximately 5.2%, compared to an estimated average maturity of 4.8 years and an average yield of 5.06% for prior fiscal year.

The company reviewed the investment portfolio as of December 31, 2008 using models on the SFAS No. 115, Accounting for Certain Investments in Debt and Equity, and the EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, for applicable securities.  During the review, the company found seventeen securities with characteristics that require a detailed analysis.  One security for $1.1 million is a non-rated Trust Preferred Stock (“TPS”) and sixteen private label mortgage-backed securities (“MBS”) amounting to $44.4 million that have mixed credit ratings or other special characteristics.  For the TPS, the company reviewed the current performance of the security and the current financial position of the issuer.  For each one of the MBS, the company reviewed the collateral performance and determined that, as of December 31, 2008, it was estimated that the present value of all expected cash flows of these investments is at or above their book value.  Some of the analysis performed to the downgraded mortgage-backed securities included: (i) the calculation of their coverage ratios; (ii) current credit support; (iii) total delinquency over sixty days; (iv) average loan-to-values; (v) projected defaults considering a conservative additional downside scenario of (5)% in Housing Price Index values for each of the following 3 years; (vi) a mortgage loan Conditional Prepayment Rate (“CPR”) speed equal to approximately the last six months average for each security; (vii) projected loss deal based on the previous conservative assumptions; (viii) excess protection; (ix) projected tranche dollar loss; and (x) projected tranche percentage loss and economic value.  These analyses were performed taking into consideration current U.S. market conditions, forward projected cash flows and the present value of the forward projected cash flows.  Based on this assessment, the company concluded that no other than temporary impairment needs to be recorded for this reporting period.

Loans

Total loans, net of unearned interest, decreased by $74.5 million, or 4.01%, to $1.784 billion as of December 31, 2008, from $1.859 billion as of December 31, 2007.  This decrease was mainly due to the net effect of:

(i)	a $118.1 million, or 30.64% decrease in lease financing contracts from $385.4 million as of December 31, 2007 to $267.3 million as of December 31, 2008;

(ii)	a $20.0 million, or 1.83% increase in commercial loans, from $1.095 billion as of December 31, 2007 to $1.115 billion as of December 31, 2008;

(iii)	a $19.1 million, or 17.66% increase in residential mortgages, from $108.3 million as of December 31, 2007 to $127.4 million as of December 31, 2008; and

(iv)	a $17.2 million, or 8.48% increase in construction loans, from $203.3 million as of December 31, 2007 to $220.6 million as of December 31, 2008.

The $118.1 million decrease in lease financing contracts includes the sale of $37.7 million in March 2008, as previously mentioned.  Occasionally, we sell lease financing contracts on a limited recourse basis to other financial institutions and, typically, we retain the right to service the leases we sold.  The rest of the decrease was mainly because of repayments and a reflection of decreased originations resulting from tightened underwriting standards and our decision to strategically pare back our automobile leasing business because of the economy deceleration.

The $20.0 million increase in commercial loans resulted from a $59.2 million increase in commercial loans secured by real estate, net of a $39.2 million decrease in other commercial loans.  As of December 31, 2008, commercial loans secured by real estate equaled $851.5 million, or 76.38% of total commercial loans.

The $17.2 million increase in construction loans secured by real estate resulted from disbursements on loan commitments we made during or before fiscal year 2007, which were primarily related to loans for the construction of residential multi-family projects that, although private, are moderately priced or of the affordable type supported by government assisted programs, and other loans for land development and the construction of commercial real estate property.  We did not grant any new construction loans during the year ended December 31, 2008.

Asset Quality and Delinquency

Non-performing assets, which consist of loans 90 days or more past due and still accruing interest, loans and leases on nonaccrual status, other real estate owned (“OREO”), and other repossessed assets, amounted to $177.4 million as of December 31, 2008, compared to $175.2 million and $111.6 million as of September 30, 2008 and December 31, 2007, respectively.

Non-performing loans, which are comprised of loans 90 days or more past due and still accruing interest, and loans and leases on nonaccrual status, amounted to $163.9 million as of December 31, 2008, compared to $162.7 million as of September 30, 2008 and $98.1 million as of December 31, 2007, respectively.  Although non-performing loans remained relatively stable when compared to the previous quarter, there was a $47.8 million decrease in loans over 90 days still accruing and a $49.0 million increase in loans placed in nonaccrual status.  However, not all of the $47.8 million decrease in loans over 90 days still accruing became nonaccrual as of the year-end.  During the fourth quarter of 2008, commercial loans over 90 days still accruing decreased by $41.5 million, while commercial loans placed in nonaccrual status only increased by $27.5 million, which reflects that most of the remaining $13.9 million decrease in commercial loans over 90 days still accruing became less delinquent during the fourth quarter of 2008.  On the other hand, during the same period, there was an $8.1 million decrease in construction loans over 90 days still accruing, while construction loans placed in nonaccrual status increased by $21.3 million.

Although not under the original contractual terms, some of the $163.9 million in non-performing loans as of December 31, 2008 continued receiving payments during the year.  During 2008, a total of $13.3 million in payments were received from customers in non-performing status as of year-end.

As of December 31, 2008, repossessed assets amounted to $13.5 million, compared to $12.4 million and $13.5 million as of September 30, 2008 and December 31, 2007, respectively.  The increase during the quarter ended December 31, 2008 when compared to the previous quarter was attributable to the net effect of:

(i)	a $1.6 million increase in OREO resulting from the net effect of the sale of 2 properties and the foreclosure of 4 properties.

(ii)
a decrease of $571,000 in other repossessed assets, mainly comprised of a $798,000 decrease in the inventory of repossessed vehicles and an increase of $232,000 in the inventory of repossessed boats.  During the quarter ended December 31, 2008, we sold 376 vehicles and repossessed 339 vehicles, respectively, decreasing our inventory of repossessed vehicles to 297 units as of December 31, 2008, from 334 units as of September 30, 2008.  During the same period, we sold 4 boats and repossessed 6 boats, respectively, increasing our inventory of repossessed boats to 15 units as of December 31, 2008, from 13 units as of September 30, 2008.

Net charge-offs as a percentage of average loans was 1.89% and 1.57% for the quarter and year ended December 31, 2008, respectively, compared to 0.98% for the previous quarter, and 1.05% and 0.90% for the quarter and year ended December 31, 2007.

Net charge-offs for the quarter ended December 31, 2008 were $8.5 million, compared to $4.5 million and $4.9 million for the quarters ended September 30, 2008 and December 31, 2007, respectively.  Net charge-offs for the quarter ended December 31, 2008, compared to the quarters ended September 30, 2008 and December 31, 2007 were as follows:

(i)
$2.1 million in net charge-offs on loans partially secured by real estate for the quarter ended December 31, 2008, compared to $418,000 and $159,000 for the quarters ended September 30, 2008 and December 31, 2007, respectively;

(ii)
$3.3 million in net charge-offs on other commercial and industrial loans for the fourth quarter of 2008, compared to $451,000 and $1.4 million for the quarters ended September 30, 2008 and December 31, 2007, respectively;

(iii)	$397,000 in net charge-offs on consumer loans for the fourth quarter of 2008, compared to $324,000 and $385,000 for the quarters ended September 30, 2008 and December 31, 2007, respectively;

(iv)
$2.7 million in net charge-offs on lease financing contracts for the fourth quarter of 2008, compared to $3.3 million and $2.8 million for the quarters ended September 30, 2008 and December 31, 2007, respectively; and

(v)
$13,000 in net charge-offs on other loans for the fourth quarter of 2008, compared to $22,000 and $48,000 in net charge-offs for the quarters ended September 30, 2008 and December 31, 2007, respectively.

Net charge-offs for the year ended December 31, 2008 were $28.8 million, compared to $16.1 million for the previous fiscal year.  Net charge-offs for the year ended December 31, 2008, compared to the previous fiscal year were as follows:

(i)	$8.7 million in net charge-offs on loans partially secured by real estate for the year ended December 31, 2008, compared to $320,000 for the previous fiscal year;

(ii)	$6.7 million in net charge-offs on other commercial and industrial loans for the year ended December 31, 2008, compared to $2.8 million for the previous fiscal year;

(iii)	$1.8 million in net charge-offs on consumer loans for the year ended December 31, 2008, compared to $1.4 million for the previous fiscal year;

(iv)	net charge-offs on lease financing contracts remained at $11.3 million for the year ended December 31, 2008, when compared to the previous fiscal year; and

(v)	$259,000 in net charge-offs on other loans for the year ended December 31, 2008, compared to $375,000 in net charge-offs for the previous fiscal year.

This increases in net charge-offs were mainly attributable to the deterioration in our commercial and construction loans portfolio, as previously mentioned.

As of December 31, 2008, loans between 30 and 89 days past due and still accruing interest amounted to $126.1 million, compared to $87.5 million and $92.1 million as of September 30, 2008 and December 31, 2007, respectively. Changes in loans between 30 and 89 days past due and still accruing interest during the fourth quarter of 2008 when compared to the previous quarter include:

(i)	an increase of $22.0 million in commercial loans, of which $5.5 million were impaired loans with related total allowances amounting to $587,000;

(ii)
a $14.9 million increase in construction loans, mainly related to two SFAS No. 114 impaired loans of a single business relationship amounting to $14.3 million with a related specific allowance of $56,000;

(iii)	an increase of $2.3 million in marine loans; and

(iv)	a $2.3 million decrease in leases.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses was $41.6 million as of December 31, 2008, compared to $33.6 million and $28.1 million as of September 30, 2008 and December 31, 2007, respectively.  The allowance for loan and lease losses was affected by net charge-offs, nonperforming loans, loan portfolio balance, and also by the provision for loan and lease losses for each related period, as previously mentioned.

For the general portion of our allowance, we follow a consistent procedural discipline and account for loan and lease loss contingencies in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies.  Also, another component is used in the evaluation of the adequacy of our general allowance to measure the probable effect that current internal and external environmental factors could have on the historical loss factors currently in use.  In addition to our general portfolio allowances, specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate a high probability that a loss have been incurred.  These specific allowances are determined following a consistent procedural discipline in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures.

We believe that the allowance for loan and lease losses is adequate and it represents 2.33% of total loans as of December 31, 2008.

Deposits and Borrowings

As of December 31, 2008, total deposits amounted to $2.084 billion, compared to $1.993 billion as of December 31, 2007.  This $91.3 million increase was mainly concentrated in broker deposits, jumbo and regular time deposits.  During fiscal year 2008, the fierce competition for local deposits continued.  In an effort to control increases in our funding cost, we focused on other funding alternatives, including the replacement of called-back broker deposits during the first three quarters of 2008, and attracting other time deposits from the US national markets at lower competitive rates.

Stockholders’ Equity

The Company’s stockholders’ equity decreased to $156.6 million as of December 31, 2008, from $179.9 million as of December 31, 2007, representing a decrease of 12.98%.  Besides losses and earnings from operations, which amounted to a $11.3 million net loss and a $3.2 million net income for the years ended December 31, 2008 and 2007, respectively, the stockholders’ equity was impacted by an accumulated other comprehensive loss of $12.4 million as of December 31, 2008, compared to an accumulated other comprehensive income of $1.1 million as of December 31, 2007.  In addition, the following items also impacted the Company’s stockholders’ equity:

(i)	the exercise of 250,862, 4,000, 50,000 and 357,000 stock options in February 2007, July 2007, January 2008 and March 2008, respectively, for a total of $3.2 million;

(ii)	the repurchase of 285,368 shares for $2.5 million during the second and third quarters of 2007 in connection with a stock repurchase program approved by the Board of Directors on May 31, 2007; and

(iii)	the repurchase of 800 unvested restricted shares from former employees during the third quarter of 2008, for a total of $6,504. These restricted shares were originally granted in April 2004.

As of December 31, 2008, we and Eurobank both qualified as “well-capitalized” institutions under the regulatory framework for prompt corrective action.  As of December 31, 2008, our leverage, Tier 1 and total risk-based capital ratios were 6.55%, 8.99% and 10.25%, respectively, compared to 6.89%, 9.52% and 10.78% as of the previous quarter. We continue evaluating opportunities to increase our capital position.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations.  Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year.  Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

December 31, 2008 and December 31, 2007

Assets	2008	2007
Cash and due from banks	$43,275,239	$15,866,221
Interest bearing deposits	400,000	32,306,909
FED funds sold	44,470,925	—
Securities purchased under agreements to resell	24,486,774	19,879,008
Investment securities available for sale	751,016,565	707,103,432
Investment securities held to maturity	132,798,181	30,845,218
Other investments	14,932,400	13,354,300
Loans held for sale	1,873,445	1,359,494
Loans, net of allowance for loan and lease losses of $41,639,051 in 2008 and $28,137,104 in 2007	1,740,539,113	1,829,082,008
Accrued interest receivable	14,614,445	18,136,489
Customers’ liability on acceptances	405,341	430,767
Premises and equipment, net	34,466,471	33,083,169
Other assets	57,150,024	49,951,898
Total assets	$2,860,428,923	$2,751,398,913
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$108,645,242	$120,082,912
Interest bearing	1,975,662,802	1,872,963,402
Total deposits	2,084,308,044	1,993,046,314
Securities sold under agreements to repurchase	556,475,000	496,419,250
Acceptances outstanding	405,341	430,767
Advances from Federal Home Loan Bank	15,398,041	30,453,926
Note payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	16,073,737	17,371,698
Accrued expenses and other liabilities	10,579,960	13,139,809
	2,703,859,123	2,571,480,764
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 430,537 in 2008 and 2007	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000 shares; issued: 20,439,398 shares in 2008 and 20,032,398 shares in 2007; outstanding: 19,499,515 shares in 2008 and 19,093,315 shares in 2007	204,394	200,324
Capital paid in excess of par value	110,109,207	107,936,531
Retained earnings:
Reserve fund	8,029,106	8,029,106
Undivided profits	49,773,573	61,789,048
Treasury stock, 939,883 shares in 2008 and 939,083 shares in 2007, at cost	(9,916,962)	(9,910,458)
Accumulated other comprehensive (loss) income	(12,392,943)	1,110,173
Total stockholders’ equity	156,569,800	179,918,149
Total liabilities and stockholders’ equity	$2,860,428,923	$2,751,398,913

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three-month periods ended December 31, 2008 and 2007 and September 30, 2008, and years ended December 31, 2008 and 2007

	Three Months Ended
	December 31,	December 31,	September 30,	Years Ended December 31,
	2008	2007	2008	2008	2007
Interest income:
Loans, including fees	$24,445,799	$35,703,774	$28,963,623	$115,273,672	$143,360,450
Investment securities:
Taxable	1,967	2,694	2,375	9,572	12,152
Exempt	11,171,821	7,865,189	10,939,820	42,425,867	26,946,714
Interest bearing deposits, securities purchased under agreements to resell, and other	158,384	755,537	344,071	1,301,093	3,005,875
Total interest income	35,777,971	44,327,194	40,249,889	159,010,204	173,325,191
Interest expense:
Deposits	18,875,032	22,685,755	19,252,420	80,509,682	84,675,999
Securities sold under agreements to repurchase, notes payable, and other	5,316,923	5,398,934	5,226,505	21,206,699	20,794,338
Total interest expense	24,191,955	28,084,689	24,478,925	101,716,381	105,470,337
Net interest income	11,586,016	16,242,505	15,770,964	57,293,823	67,854,854
Provision for loan and lease losses	16,514,000	6,881,000	7,980,000	42,313,800	25,348,000
Net interest (expense) income after provision for loan and lease losses	(4,927,984)	9,361,505	7,790,964	14,980,023	42,506,854
Noninterest income:
Service charges – fees and other	2,287,486	2,401,774	2,466,422	10,395,736	9,584,533
Net gain on sale of securities	—	—	190,956	190,956	—
Net loss on sale of repossessed assets and on disposition of other assets	(196,892)	(131,980)	(279,595)	(595,966)	(1,285,958)
Gain on sale of loans	67,805	140,478	47,726	1,467,668	379,622
Total noninterest income	2,158,399	2,410,272	2,425,509	11,458,394	8,678,197
Noninterest expense:
Salaries and employee benefits	4,088,565	4,041,718	5,102,149	20,087,767	19,890,373
Occupancy, furniture and equipment	2,777,297	2,858,220	2,936,293	11,414,201	10,898,988
Professional services	1,560,831	1,177,205	1,408,797	5,453,867	4,496,283
Insurance	857,614	456,264	970,878	3,111,260	1,865,353
Promotional	147,463	366,469	153,458	881,594	1,492,240
Other	2,128,525	2,588,351	2,885,356	9,966,305	9,581,605
Total noninterest expense	11,560,295	11,488,227	13,456,931	50,914,994	48,224,842
(Loss) income before income taxes	(14,329,880)	283,550	(3,240,458)	(24,476,577)	2,960,209
Income tax benefit	(6,615,433)	(218,428)	(2,452,507)	(13,207,948)	(248,874)
Net (loss) income	$(7,714,447)	$501,978	$(787,951)	$(11,268,629)	$3,209,083

Basic (loss) earnings per share	$(0.41)	$0.02	$(0.05)	$(0.62)	$0.13

Diluted (loss) earnings per share	$(0.41)	$0.02	$(0.05)	$(0.62)	$0.13

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	As of
	December 31,		September 30,
	2008	2007	2008
Loan Mix

Loans secured by real estate
Commercial and industrial	$851,494	$792,309	$853,682
Construction	220,579	203,344	209,509
Residential mortgage	125,557	106,947	125,167
Consumer	2,445	780	2,564
	1,200,075	1,103,380	1,190,922

Commercial and industrial	263,332	302,530	275,146
Consumer	49,415	57,745	51,718
Lease financing contracts	267,325	385,390	287,801
Overdrafts	2,146	6,850	2,508
Total	1,782,293	1,855,895	1,808,095

Deposit Mix

Noninterest-bearing deposits	108,645	120,083	111,654
Now and money market	59,309	60,893	61,318
Savings	104,424	131,604	110,843
Broker deposits	1,423,814	1,336,560	1,385,816
Regular CD's & IRAS	109,732	92,545	102,393
Jumbo CD's	278,384	251,361	253,520
Total	2,084,308	1,993,046	2,025,544

Balance Sheet Data (at end of period)

Total assets	2,860,429	2,751,399	2,784,422
Total investments	898,747	751,303	827,114
Loans and leases, net of unearned	1,784,052	1,858,579	1,808,788
Allowance for loan and lease losses	41,639	28,137	33,643
Total deposits	2,084,308	1,993,046	2,025,544
Other borrowings	592,492	547,492	573,746
Preferred stock	10,763	10,763	10,763
Shareholders' equity	156,570	179,918	156,129

Capital Ratios

Leverage ratio	6.55%	7.55%	6.89%
Tier 1 risk-based capital	8.99	9.54	9.52
Total risk-based capital	10.25	10.79	10.78

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarters Ended
	December 31,		September 30,	Years Ended December 31,
	2008	2007	2008	2008	2007

Common Share Data

Average shares outstanding - basic	19,499,515	19,093,315	19,499,967	19,418,526	19,212,801
Average shares outstanding - assuming dilution	19,499,515	19,127,598	19,499,967	19,418,526	19,391,638
Number of shares outstanding at end of period	19,499,515	19,093,315	19,499,515	19,499,515	19,093,315
Book value per common share	$7.48	$8.86	$7.45	$7.48	$8.86

Balance Sheet Data (average balances)

Total assets	2,778,475	2,632,453	2,797,116	2,787,833	2,501,457
Loans and leases, net of unearned	1,798,441	1,850,847	1,827,049	1,834,281	1,804,099
Interest-earning assets(1)	2,660,312	2,523,453	2,678,180	2,672,214	2,400,797
Interest-bearing deposits	1,909,598	1,863,419	1,915,053	1,904,762	1,774,378
Other borrowings	578,002	418,474	578,831	571,644	397,515
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	152,384	178,199	161,723	168,113	174,825

Other Financial Data

Total interest income	35,778	44,327	40,250	159,010	173,325
Total interest expense	24,192	28,085	24,479	101,716	105,470
Provision for loan and lease losses	16,514	6,881	7,980	42,314	25,348
Services charges - fees and other	2,288	2,402	2,466	10,396	9,584
Gain on sale of loans	68	140	48	1,468	380
Gain on sale of securities	-	-	191	191	-
Net loss on sale of other assets	(197)	(132)	(280)	(596)	(1,286)
Non-interest expense	11,560	11,488	13,457	50,915	48,225
Tax benefit	(6,615)	(218)	(2,453)	(13,208)	(249)
Net (loss) income	(7,714)	501	(788)	(11,268)	3,209
Dividends on preferred stock	188	188	188	747	745
Nonperforming assets	177,400	111,599	175,156	177,400	111,599
Nonperforming loans	163,894	98,065	162,709	163,894	98,065
Net charge-offs	8,518	4,874	4,493	28,812	16,148

Performance Ratios

Return on average assets(2)	(1.11)%	0.08%	(0.11)%	(0.40)%	0.13%
Return on average common equity(3)	(21.79)	1.20	(2.09)	(7.16)	1.96
Net interest spread(4)	1.71	2.10	2.26	1.99	2.29
Net interest margin(5)	2.00	2.58	2.57	2.33	2.80
Efficiency ratio(6)	75.03	61.31	68.56	69.11	63.48
(Loss) earnings per common share - basic	$(0.41)	$0.02	$(0.05)	$(0.62)	$0.13
(Loss) earnings per common share - diluted	(0.41)	0.02	(0.05)	(0.62)	0.13

Asset Quality Ratios

Nonperforming assets to total assets	6.20%	4.06%	6.29%	6.20%	4.06%
Nonperforming loans to total loans	9.19	5.28	9.00	9.19	5.28
Allowance for loan and lease losses to total loans	2.33	1.51	1.86	2.33	1.51
Net loan and lease charge-offs to average loans	1.89	1.05	0.98	1.57	0.90
Provision for loan and lease losses to net loan and lease charge-offs	193.87	141.18	177.61	146.86	156.97

(1)	Includes nonaccrual loans, which balance as of the periods ended December 31, 2008 and 2007, and September 30, 2008 was $141.3 million, $69.0 million, and $92.3 million, respectively.
(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	December 31,	September 30,	December 31,
	2008	2008	2007

Loans contractually past due 90 days or more but still accruing interest	$22,590	$70,383	$29,075	$
Nonaccrual loans	141,304	92,326	68,990
Total nonperforming loans	163,894	162,709	98,065
Repossessed property:
Other real estate	8,759	7,129	8,125
Other repossesed assets	4,747	5,318	5,409
Total repossessed property	13,506	12,447	13,534
Total nonperforming assets	$177,400	$175,156	$111,599	$

Nonperforming loans to total loans	9.19%	9.00%	5.28%
Nonperforming assets to total loans plus repossessed property	9.87	9.62	5.96
Nonperforming assets to total assets	6.20	6.29	4.06

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2008	2008	2008	2008	2007	2008	2007
Charge-offs:
Real estate secured	$2,129	$420	$2,683	$3,515	$163	$8,748	$372
Other commercial and industrial	3,363	516	654	2,929	1,508	7,461	3,122
Consumer	496	421	563	649	494	2,129	1,699
Leases financing contracts	3,086	3,541	3,064	2,817	3,151	12,508	12,680
Other	14	25	65	164	60	268	398
Total charge-offs	9,088	4,923	7,029	10,074	5,376	31,114	18,271

Recoveries:
Real estate secured	$1	$2	$3	$15	$4	$21	$52
Other commercial and industrial	70	65	460	142	62	737	319
Consumer	99	97	62	64	109	322	319
Leases financing contracts	399	263	242	309	315	1,213	1,410
Other	1	3	3	2	12	9	23
Total recoveries	570	430	770	532	502	2,302	2,123

Net charge-offs:
Real estate secured	$2,128	$418	$2,680	$3,500	$159	$8,727	$320
Other commercial and industrial	3,293	451	194	2,787	1,446	6,724	2,803
Consumer	397	324	501	585	385	1,807	1,380
Leases financing contracts	2,687	3,278	2,822	2,508	2,836	11,295	11,270
Other	13	22	62	162	48	259	375
Total net charge-offs	$8,518	$4,493	$6,259	$9,542	$4,874	$28,812	$16,148

Net charge-offs to average loans:
Real estate secured	0.71%	0.14%	0.92%	1.25%	0.06%	0.75%	0.03
Other commercial and industrial	4.84	0.63	0.26	3.64	1.90	2.30	0.94
Consumer	3.13	2.47	3.71	4.14	2.63	3.38	2.31
Leases financing contracts	3.87	4.39	3.53	2.69	2.88	3.57	2.71
Other	2.06	2.52	4.70	8.92	2.53	5.59	4.73
Total net charge-offs to average loans	1.89%	0.98%	1.36%	2.05%	1.05%	1.57%	0.90